Exhibit 10.37

SUPERVALU INC.

2002 STOCK PLAN

RESTRICTED STOCK AWARD CERTIFICATE

Certification of Award

This certifies that the individual named below as a “Recipient”, has been awarded restricted shares of the common stock of SUPERVALU INC. (the “Company”) pursuant to the Company’s 2002 Stock Plan (the “Plan”). The number of shares awarded, the effective date of the award, and the date on which the restrictions lapse (the “Vesting Date”), are set forth below. The award is non-transferable and is subject to all of the terms and conditions of the Plan, and the Restricted Stock Award Terms and Conditions attached hereto.

Name of Recipient:

Effective Date:

Number of Shares Awarded:

Vesting Date:

This Certificate has been executed by an authorized officer of the Company pursuant to the authority granted by the Executive Personnel and Compensation Committee of its Board of Directors.

Date

Recipient’s Acknowledgement of Receipt

I hereby acknowledge receipt of the award of restricted shares of the common stock of SUPERVALU INC. as described above, the Restricted Stock Award Terms and Conditions that are attached, and a copy of the Plan and the Prospectus relating thereto. I accept the award subject to the Plan provisions and the Restricted Stock Award Terms and Conditions.

Date

SUPERVALU INC.

2002 STOCK PLAN

RESTRICTED STOCK AWARD TERMS AND CONDITIONS, As Amended

SUPERVALU INC. (the “Company”) has established the 2002 Stock Plan (as amended from time to time, the “Plan”), pursuant to which certain key employees of the Company may receive awards (each an “Award”) of restricted shares of the Company’s common stock (each a “Share”). Each Award is evidenced by a Restricted Stock Award Certificate (the “Certificate”) setting forth the employee’s name, the date the Award is granted, the number of Shares subject thereto, and the date all rights to the Shares fully vest in favor of the employee and the restrictions thereon lapse. The Award is governed by and subject to, the terms and conditions of the Plan and those set forth herein.

1. Award of Restricted Stock

The Company has granted you an Award of Restricted Stock for the number of Shares set forth in the Certificate attached hereto. The Award shall become effective as of the date set forth in the Certificate, after you have signed and returned the Certificate to the Company.

2. Vesting; Change of Control

(a) The Shares shall vest in full in favor of you on the date set forth in the Certificate provided you remain continuously employed by the Company or any of its affiliates until such date.

(b) Notwithstanding the foregoing, in the event of a Change of Control prior to the vesting of the Shares, all Shares shall vest in full as of the date of such Change of Control if you have been continuously employed by the Company or any of its affiliates until the date of such Change of Control. For purposes of hereof, the term “Change of Control” means any of the following events:

I.	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following share acquisitions shall not constitute a Change of Control; (A) any acquisition directly from the Company or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

II.	The consummation of any merger or other business combination of the Company, the sale or lease of all or substantially all the Company’s assets or any combination of the foregoing transactions (each a “Transaction”) other than a Transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least sixty percent (60%) of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company’s assets; or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

III.	Within any 24-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors of the Company by, or on the recommendation of or with the approval of, at least three-fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest); or.

IV.	Such other event or transaction as the Board of Directors of the Company shall determine constitutes a Change of Control.

3. Forfeiture; Early Vesting in Event of Death, Disability or Retirement

(a) If you cease to be an employee of the Company or any of its affiliates for any reason other than death, Disability (as defined below) or Retirement (as defined below), prior to the vesting of the Shares pursuant to Section 2 hereof, then your rights to all of the Shares not theretofore vested shall be immediately and irrevocably forfeited.

(b) If you cease to be an employee of the Company or any of its affiliates by reason of death, Disability or Retirement prior to the vesting of the Shares pursuant to Section 2 hereof, then you or your estate shall become immediately vested, as of the date of such death, Disability or Retirement, in all unvested Shares; provided, however, that the vesting upon Retirement of all unvested Shares shall require the approval of the Executive Personnel and Compensation Committee of the Board of Directors of the Company (the “Committee”). No transfer by will or by laws of descent and distribution of any Shares which vest by reason of your death shall be effective to bind the Company, unless the Company shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Company may deem necessary to establish the validity of the transfer.

For purposes hereof, “Disability” is defined as eligibility for long-term disability payments under the applicable Long-Term Disability Plan of the Company; and “Retirement” is defined as severance of employment after age 55, with ten (10) or more years of service with the Company or its affiliates.

4. Restrictions on Transfer

Except as may be otherwise determined by the Committee, until the Shares vest pursuant to Section 2 or 3 hereof, none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered by you, and no attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares.

5. Issuance and Custody of Certificate

(a) The Company shall, at its option, cause the Shares to be issued in “book entry” form, i.e. registered with the company’s stock transfer agent, in your name, or in the form of a certificate registered in your name, in each case, with the following legend or a legend containing words substantially similar thereto:

“The shares of Common Stock represented by this book entry or certificate are subject to forfeiture, and the transferability of this entry or certificate and the shares of Common Stock represented thereby are subject to the restrictions, terms and conditions (including restrictions against transfer) contained in the SUPERVALU INC. 2002 Stock Plan and a Restricted Stock Award Certificate executed by SUPERVALU INC. and the registered owner of such shares. Copies of such Plan and Certificate are on file in the office of the Secretary of SUPERVALU INC., 11840 Valley View Road, Eden Prairie, Minnesota.”

(b) Any certificate issued pursuant to Section 5(a) hereof shall be deposited by the Company with the Secretary of the Company or a custodian designated by the Secretary. Upon request, the Secretary or such custodian shall issue a receipt to you evidencing the certificate or certificates held which are registered in your name.

(c) After Shares vest pursuant to Sections 2 or 3 hereof, the Company shall promptly cause: (i) a certificate or certificates evidencing such vested Shares to be issued and registered in your name or your name and the name of another adult person (21 years of age or older) as joint tenants, and delivered to you or your legal representative(s), beneficiary(ies) or heir(s); or, (ii) such Shares to be registered in book entry form in your name or your name and the name of another adult person (21 years of age or older) as joint tenants, and sent by electronic delivery to your brokerage account or that of your legal representative(s), beneficiary(ies) or heir(s); in each case, together with any other property held in custody with respect to such Shares pursuant to Section 6(c) hereof and free of the legend provided in Section 5(a) hereof.

Only whole Shares shall be issued to you pursuant to a certificate; the value of any fractional Share shall be paid in cash at the time a certificate evidencing such fractional Share would otherwise have been delivered to you hereunder and shall be based on the Fair Market Value (as defined below) of the Common Stock.

6. Distributions and Adjustments

(a) If the Shares vest in your favor subsequent to any change in the number or character of the outstanding Shares of the Common Stock (through merger, consolidation, reorganization, recapitalization, stock dividend or otherwise), you shall then receive upon such vesting the number and type of securities or other consideration which you would have received if the Shares had vested prior to the event changing the number or character of outstanding Shares of Common Stock.

(b) Any additional Shares, any other securities of the Company and any other property (except for cash dividends or other cash distributions) distributed with respect to the Shares prior to the date the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares. Any cash dividends or other cash distributions payable with respect to the Shares shall be distributed to you at the same time cash dividends or other cash distributions are distributed to stockholders of the Company generally.

(c) Any additional Shares, any securities and any other property (except for cash dividends or other cash distributions) distributed with respect to the Shares prior to the date such Shares vest shall be promptly deposited with the Secretary or the custodian designated by the Secretary to be held in custody in accordance with Section 5(c) hereof.

7. Taxes

(a) In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Company may take such action, and may require you to take such action, as it deems appropriate to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

(b) You may elect to satisfy any federal and state income tax withholding obligations arising upon the vesting of any Shares pursuant to Sections 2 or 3 hereof by (i) having the Company withhold a portion of the Shares otherwise to be delivered by you upon such vesting having a Fair Market Value (as defined below) equal to the amount of federal and state income taxes required to be withheld on such vesting, or (ii) delivering to the Company shares of Common Stock, other than the Shares issuable upon such vesting, having a Fair Market Value equal to such taxes. You may elect to satisfy any federal and state income tax withholding obligations arising prior to the vesting of any Shares pursuant to Sections 2 or 3 hereof by delivering to the Company Shares other than the Shares issuable upon such vesting having a Fair Market Value equal to such taxes. For purposes hereof, the term “Fair Market Value” shall mean the average of the opening and closing sale price of a Share as reported on the New York Stock Exchange on the date of determination, or, if no trading in the Common Stock occurred on the date of determination, on the day closest to the date of determination when such trading did occur. Any election pursuant to this paragraph (b) will be subject to such rules as may be adopted from time to time by the Committee.

8. Employee Covenants. In consideration of benefits described elsewhere in these Restricted Stock Award Terms and Conditions and the Certificate to which they apply, and in recognition of the fact that, as a result of your employment with the Company or any of its Affiliates, you have had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company or its Affiliates, as well as the customers, suppliers, joint ventures, licensors, licensees, distributors, or other persons and entities with whom the Company or any of its Affiliates does business (“Confidential Information”), which the Company or its Affiliates have expended time, resources, and money to obtain or develop and which have significant value to the Company and its Affiliates, you agree for the benefit of the Company and its Affiliates, and as a material condition to your receipt of an Award of Restricted Stock, and the benefits described elsewhere in these Restricted Stock Award Terms and Conditions and accompanying the Certificate, as follows:

(a)

Non-Disclosure of Confidential Information. You acknowledge that you will receive access or have received access to Confidential Information about the Company or its Affiliates, that this information was obtained or developed by the Company or its Affiliates at great expense and is zealously guarded by the Company and its Affiliates from unauthorized disclosure, and that your possession of this special knowledge is due solely to your employment with the Company or one or more of its Affiliates. In recognition of the foregoing, you will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party, any Confidential Information relating to the Company’s or any Affiliate’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, developments, inventions, and research activity; marketing and sales strategies, information, and techniques; long and short term plans; existing and prospective client, vendor, supplier, and employee lists, contacts, and information; financial, personnel, and information system information and applications; and any other information concerning the business of the Company or its Affiliates which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of your duties or with the express written consent of the Company. All Confidential Information, including all copies, notes regarding, and replications of such Confidential Information will remain the sole property of the Company or its Affiliate, as applicable, and must be returned to the Company or such Affiliate immediately upon termination of your employment.

(b)	Return of Property. Upon termination of employment with the Company or any of its Affiliates, or at any other time at the request of the Company, you shall deliver to a designated Company representative all records, documents, hardware, software, and all other property of the Company or its Affiliates and all copies of such property in your possession. You acknowledge and agree that all such materials are the sole property of the Company or its Affiliates and that you will certify in writing to the Company at the time of delivery, whether upon termination or otherwise, that you have complied with this obligation.

(c)	Non-Solicitation of Existing or Prospective Customers, Vendors, and Suppliers. You specifically acknowledge that the Confidential Information described in Section 10(a) includes confidential data pertaining to existing and prospective customers, vendors, and suppliers of the Company or its Affiliates; that such data is a valuable and unique asset of the business of the Company or its Affiliates; and that the success or failure of the their businesses depends upon the their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors, and suppliers. Therefore, during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, you agree that you will not, except on behalf of the Company or its Affiliates, or with the Company’s express written consent, solicit, approach, contact or attempt to solicit, approach, or contact, either directly or indirectly, on your own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors, or suppliers of the Company or its Affiliates with whom you had contact or about whom you gained Confidential Information during your employment with the Company or its Affiliates for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined below in Section 8(e)(i)) or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the Company or its Affiliates.

(d)	Non-Solicitation of Employees. You specifically acknowledge that the Confidential Information described in Section 8(a) also includes confidential data pertaining to employees and agents of the Company or its Affiliates, and you further agree that during your employment with the Company or its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage, or induce any of the employees or agents of the Company or its Affiliates to terminate their employment or agency with the Company or any of its Affiliates.

(e)	Non-Competition. You covenant and agree that during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, in any geographic market in which you worked on behalf of the Company or any of its Affiliates, or for which you had any sales, marketing, operational, logistical, or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner, or in any other capacity, a business competitive with the Business of the Company. This Section 8(e) shall not apply in the event of a Change of Control.

i)

The “Business of the Company” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution, business-to-business portal, retail support services, and third-party logistics, of the type provided by the Company or its Affiliates, or presented in concept to you by the Company or its Affiliates at any time during your employment with the Company or any of its Affiliates.

ii)	To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct, or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology, or customer service.

(f)	No Disparaging Statements. You agree that you will not make any disparaging statements about the Company, its Affiliates, directors, officers, agents, employees, products, pricing policies or services.

(g)	Remedies for Breach of These Covenants. Any breach of the covenants in this Section 8 likely will cause irreparable harm to the Company or its Affiliates for which money damages could not reasonably or adequately compensate the Company or its Affiliates. Accordingly, the Company or any of its Affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective, or permanent) to enforce such covenants, in addition to damages and other available remedies, and you consent to the issuance of such an injunction without the necessity of the Company or any such Affiliate posting a bond or, if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount. In the event that injunctive relief or damages are awarded to Company or any of its Affiliates for any breach by you of this Section 8, you further agree that the Company or such Affiliate shall be entitled to recover its costs and attorneys’ fees necessary to obtain such recovery. In addition, you agree that upon your breach of any covenant in this Section, your Award shall be immediately forfeited.

(h)	Enforceability of These Covenants. It is further agreed and understood by you and the Company that if any part, term, or provision of these Restricted Stock Award Terms and Conditions should be held to be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid, or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of these Restricted Stock Award Terms and Conditions shall not be affected or impaired in any way.

9. Arbitration

You and the Company agree that any controversy, claim, or dispute arising out of or relating to the Restricted Stock Award Certificate or the breach of any of these Restricted Stock Award Terms and Conditions, or arising out of or relating to your employment relationship with the Company or any of its affiliates, or the termination of such relationship, shall be resolved by binding arbitration before a neutral arbitrator under rules set forth in the Federal Arbitration Act. By way of example only, such claims include claims litigated under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the Civil Rights Act of 1994, the Americans with Disabilities Act, the law of contract and the law of tort. You and the Company agree that such claims may be brought in an appropriate administrative forum, but at the point at which you or the Company seek a judicial forum to resolve the matter, this agreement for binding arbitration becomes effective. This agreement to arbitrate shall continue in full force and effect despite the forfeiture of your Award or the termination of your employment relationship with the Company or any of its affiliates. You and the Company agree that any award rendered by the arbitrator shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. You and the Company hereby knowingly and voluntarily waive any right to have any such dispute tried and adjudicated by a judge or jury. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to you, the Company or any of its affiliates had the matter been heard in court. All expenses of the arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by you and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by you and the Company unless otherwise mutually agreed or unless the law provides otherwise.

10. Severability In the event that any portion of these Restricted Stock Award Terms and Conditions shall be held to be invalid, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of these Restricted Stock Award Terms and Conditions.

11. Miscellaneous

(a) The terms and conditions set forth herein are subject in all respects to the terms of the Plan. In the event that any provision of hereof is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising hereunder shall be determined by the Committee or its delegates, and such determination shall be final and conclusive upon all parties in interest.

(b) Nothing in the Certificate or herein shall confer on you any right with respect to continuance of employment by the Company or any of its affiliates, nor will it interfere in any way with the right of the Company to terminate such employment at any time with or without cause.

(c) You shall have none of the rights of a shareholder with respect to the Shares until the Shares have vested in your favor as provided herein, except the rights to receive all cash dividends or other cash distributions and the right to vote.

(d) Any compensation realized from the receipt or payment of (or the lapse of restrictions relating to) the Award shall constitute a special long-term incentive payment to you and shall not be taken into account as compensation in determining the amount of any benefit under any retirement or other employee benefit plan of the Company or any of its Affiliates.